Exhibit 10.6

CONTRACT FOR WORKS AND MATERIALS FOR THE CONSTRUCTION OF A HOTEL, BETWEEN HOTEL101 MADRID, S.L.U. AND FERROVIAL CONSTRUCCIÓN, S.A.

MADRID, 13 MARCH 2024

Madrid, 13 March 2024.

THE PARTIES

I. Mr Antonio José Oreja Vega, of legal age, with national identification number 09797225-F, with address for these purposes in Madrid, calle Serrano 41-4º.

II. Mr Joaquín Torres Feced, of legal age, with national identification number 07232825-S and with address for these purposes in Madrid, calle Ribera del Loira, 42.

III. Mr Joselito Jr. Leocario Barrera, of legal age, holder of Philippines passport with identification number P1371679C and professional address in the Philippines, at 10th Floor, DoubleDragon Plaza, DD Meridian Park Bay Area, Corner Macapagal Avenue and EDSA Extension Boulevard, Brgy. 76 Zone 10, San Rafael, Pasay City, Metro Manila.

THEY ACT

The first, for and on behalf of SPV Spain 5, S.L.U., as joint and several Director of the commercial company HOTEL101 MADRID, S.L.U., with tax identification number B-44872307, with registered office in Madrid at calle Serrano 41-4º, incorporated indefinitely by deed dated 26 March 2023, executed before the Madrid notary, Mr Ignacio Martínez-Gil Vich, with protocol number 933. Registered in the Commercial Registry of Madrid, Volume 44,960 of section [sic], page number M-791,442 and entry number 1.

The entity SPV Spain 5, S.L.U. was appointed joint and several director and its powers are in force by resolution of the sole shareholder under the deed notarised by Mr Ignacio Paz-Ares Rodríguez, on 10 May 2023 in Madrid, under protocol number 1788, its position being duly registered in the Commercial Registry of Madrid on the sheet belonging to the company HOTEL 101 Madrid, S.L.U. Likewise, Mr Antonio José Oreja Vega was appointed as representative of SPV Spain 5, S.L.U., under the deed executed on 14 February 2024 before Madrid notary, Mr Ignacio Paz-Ares Rodríguez, with protocol number 506.

This party is referred to as "THE OWNER".

The second, on behalf of FERROVIAL CONSTRUCCION, S.A., with registered office in Madrid, calle Ribera del Loira, 42, with tax identification number A-28019206, a Spanish company incorporated indefinitely by deed notarised on 8 July 1929 before Madrid notary, Mr Jesús Coronas, changing its name to its current one by deed executed before the Madrid notary, Mr Javier Navarro-Rubio Serres, on 2 June 2020, under protocol number 1,138 and registered in the Commercial Registry of Madrid under page 51, in volume 35,506 of section [sic], sheet no. M-8385, entry 2,948.

His powers are in force and result from the deed executed on 25 May 2023 before Madrid notary, Ms Blanca Valenzuela Fernández, with protocol number 1,588, giving rise to entry 3,037 of the registry sheet, her position being duly registered in the Commercial Registry of Madrid in the sheet belonging to the company FERROVIAL CONSTRUCCIÓN, S.A.

This party is referred to as "THE CONTRACTOR".

The company HOTEL 101 MADRID, S.L.U. and FERROVIAL CONSTRUCCION, S.A. are referred to jointly as the "Parties" and each of them generically and indistinctly as a "Party".

The third, on behalf of DoubleDragon Corporation, with Philippine Securities and Exchange Commission (SEC) registration number CS200930354 and registered office in the Philippines at 10th Floor, DoubleDragon Plaza, DD Meridian Park Bay Area, Corner Macapagal Avenue and EDSA Extension Boulevard, Brgy. 76 Zone 10, San Rafael, Pasay City, Metro Manila, acting as Head of Legal Department. DoubleDragon Corporation is referred to as the "GUARANTOR".

The appearing parties acknowledge that they have sufficient capacity to execute this CONTRACT FOR WORKS AND MATERIALS FOR THE CONSTRUCTION OF A NEW BUILDING TO BE USED AS A HOTEL ON PLOT TER 02-189-DI.1, FACING AVENIDA DE LAS FUERZAS ARMADAS, 328, MADRID, and to this end,

RECITALS

I.	Whereas the company "Hotel101 Madrid, S.L.U." is the owner of the land located at Avenida de las Fuerzas Armadas 328, Valdebebas, Madrid (Spain). This property is duly registered in the Madrid Land Registry no. 33, volume 2,110, book 682, page 45, property 34,854, entry 1.

Cadastral reference 7311309VK4871A0000HI

Referred to as the "Property".

Since the hotel will be operated as a "condohotel", it is envisaged that individuals or legal entities other than the Owner may eventually own certain units (rooms) that will make up the hotel (the "Investors"). In some cases, it is anticipated that some of these Investors will acquire an undivided interest in the Property prior to or during the construction of the Hotel and, subsequently, this undivided interest will be converted into an ownership interest in one or more rooms of "Hotel101 Madrid" (the latter, the "Undivided Investors"). In any event, Hotel101 will have full powers and authority to act on behalf of itself and the Undivided Investors and will therefore be fully authorised to carry out the development and construction of the Hotel, and it will be an essential condition for any prospective investors that they agree to grant Hotel101 Madrid full power and authority in order to acquire their undivided interest. For these purposes, Hotel101 Madrid will be solely and exclusively liable vis-à-vis the CONTRACTOR for the fulfilment of each and every one of the obligations established for the OWNER in this Contract.

II.	Whereas, it is in the OWNER's interest to execute the construction of a building to be used as a hotel and the car park below ground level, including all the fixtures and fittings.

The construction works will be executed by the construction company in accordance with the Building Project drawn up by the architects Mr Álvaro de Prado Leal, Mr Óscar Albarrán Lázaro, Mr Ignacio Urribarri González and Ms María Luisa Gutiérrez Gómez-Lus, all members of the Official Association of Architects of Madrid, who formerly belonged to the architectural firm BOD Arquitectura e Ingeniería, S.A., a company now absorbed by WSP Spain-Apia, S.A. (the "Works" or the "Work" and the "Project"), with registered office at Calle Jerez, 3, 28016-Madrid, and with tax identification number A39074877. A copy of the above Project is attached to this Contract as APPENDIX I, which the CONTRACTOR declares to be familiar with.

The performance of the works to be carried out in accordance with the aforementioned Execution Project has been awarded the Basic Works Licence issued by Madrid City Council, file number 350/2023/24724. A copy of the Basic Building Permit is attached as APPENDIX II.A. The planning permission is pending award by Madrid City Council but once granted it will be incorporated as APPENDIX II.B to this Contract.

III.	To execute the construction included in the above Project, the OWNER has decided to award the construction company FERROVIAL CONSTRUCCIÓN, S.A. the Works for the total completion of the Building to be used as a hotel, and the car park below ground level in accordance with the Project which is included in this Contract as APPENDIX I and with the scope set out in Recital II above.

IV.	The Architectural Supervision Team is made up of:

•	Architects: Mr Álvaro de Prado Leal, Mr Óscar Albarrán Lázaro, Mr Ignacio Urribarri González and Ms María Luisa Gutiérrez Gómez-Lus.

•	Technical Architect: Mr Jesús Lobo de Mena.

V.	The CONTRACTOR, for its part, declares that it is interested in carrying out the Works referred to in Recital II, as well as any unit parts which, although not expressly included in the Project or in the Memorandum, are necessary for the complete execution of the whole unit in accordance with the Project, that it is legally authorised to carry out activities of this type, that it is duly registered with the tax and employment authorities and entered in the appropriate Registers, and that it has all the necessary elements to carry out the Works covered by the contract within the time limits specified in the contract, always in accordance with the guidelines and terms indicated by the OWNER and the Architectural Supervision Team.

VI.	The Health and Safety Coordination during the performance of the Works has been entrusted to Mr Luis Fernando Gil González, of the company WSP Spain-Apia, S.A., with registered offices at Calle Jerez, 3, 28016-Madrid, and with tax identification number A39074877, designated by the OWNER.

VII.	The Health and Safety Study drawn up by the technical architect Ms Mónica Paniagua Chavero of the Official Association of Quantity Surveyors and Technical Architects of Madrid, is attached to this Contract as APPENDIX V.

Based on the above, both Parties establish the following,

CLAUSES

1.	PURPOSE OF THE CONTRACT

1.1.	The purpose of this Contract is to carry out the construction Works for the building referred to in Recital II, on a "closed lump sum price" basis, in accordance with the provisions of this Contract, and, as the CONTRACTOR declares that it is familiar with the Project and has examined it, any unit parts which, although not expressly included in the Project or in the Memorandum, are necessary to complete the unit up to the full completion of the Project, in accordance with the documentation supplied and without any increase in the Price, will also be included in the Contract's purpose. All Works will be performed in accordance with the terms of this Contract and the Appendices, which are incorporated into this Contract.

All the construction elements contained in any of the Project Documents will be implemented, even if they appear in only one of them, as long as they do not contradict another document, in which case the CONTRACTOR must follow the instructions of the OWNER and the Architectural Supervision Team.

In any case, the clauses contained in this Contract shall prevail over the provisions and clauses contained in the other documents incorporated in it, which, in the event of discrepancy or contradiction, will be considered as amended or deleted to the extent necessary.

1.2.	The works to be carried out will also include those required by order of any Administrative Body and those deriving from the urban planning licence pending approval, even if they involve the creation of new units of work not explicitly or implicitly envisaged in any of the documents relating to the Project, in which case the valuation and payment of these units will be carried out in accordance with Clauses 6 and 12.1 of this Contract. Likewise, any works ordered by the Architectural Supervision Team or the OWNER that are necessary or expedient for the complete acceptance of the planned works in perfect conditions, as well as those listed at the end of Recital II, must be carried out, all in accordance with point 1.1 above.

1.3.	The CONTRACTOR must provide, under its direct responsibility, the individual and collective safety and protection measures and the other elements necessary for this purpose. The CONTRACTOR agrees to draw up the Health and Safety Plan within 15 calendar days of the signing of this Contract, subject to the approval of the Health and Safety Coordinator appointed by the OWNER, and also agrees to include any changes proposed by the said Coordinator in this Plan, and any changes proposed by the OWNER, provided that, in the latter case, they are approved by the Health and Safety Coordinator during the performance of the Works.

In particular, the CONTRACTOR agrees to comply with the provisions of the Health and Safety Plan and to enforce compliance by its personnel, subcontractors and subcontractors' personnel. Likewise, the CONTRACTOR agrees to ensure the presence of as many preventive resources as may be necessary at the workplace, in accordance with the Spanish Occupational Risk Prevention Act [Ley 31/1995, de Prevención de Riesgos Laborales], section 32 bis (as redrafted by Law 54/2003). The personnel designated by the CONTRACTOR as Preventive Resources must prove that they have received qualified training for these functions.

1.4.	The works must comply with the General Conditions for Construction issued by the Spanish Architects' Association and with the applicable regulations, in particular the following:

-	Standards and recommendations of electricity, water, gas, telephone, etc. utilities and competent authorities.

-	Good Building Standards.

-	Building Technology Standards, published by the Ministry of Public Works.

-	The Occupational Risk Prevention Act and Related Regulations, Royal Decree 1627/1997, of 24 October, establishing minimum Health and Safety provisions in Construction Works, Royal Decree 39/1997, of 17 January, approving the Prevention Services Regulations, and Royal Decree 1215/1997, of 18 July, establishing minimum Health and Safety provisions for the use of work equipment by workers.

-	Employment and Social Security regulations applicable to the construction industry.

-	Royal Decree Law 1/1998 of 27 February, on Common Infrastructures in buildings for access to telecommunications services and the Royal Decree, which approves the Regulations governing common telecommunications infrastructures for access to telecommunications services inside buildings and Order ITC/1644/2011, of 10 June, which implements the Regulation on common telecommunications infrastructures for access to telecommunications services inside buildings, approved by Royal Decree 346/2011, of 11 March (Official Gazette of the Spanish State no.143, of 16 June).

-	Royal Decree 314/2006, of 17 March, on the Technical Building Code (CTE -Código Técnico de la Edificación), as well as its subsequent amendments.

-	The Municipal Ordinance regulating the installation of containers on public roads.

-	Other applicable State, Autonomous Community or Municipal regulations in force.

In particular, if the Works need to be adapted as a result of a change in the technical and urban planning regulations in force on the date of the Contract (although it is not the responsibility of the CONTRACTOR to check that the Project complies with the urban planning regulations specifically applicable to the Property), the Works will be adapted by the CONTRACTOR and the valuation and payment of these new units, if any, will be made in accordance with the provisions of Clauses 6 and 12.1 of this Contract.

1.5.	The CONTRACTOR acknowledges that, before signing this document, it has checked the location of the works, their dimensions, their nature, the usual weather conditions and characteristics of the site, the topographical, geological and geotechnical characteristics of the land, in accordance with the geotechnical study provided by the OWNER, as well as the availability of labour and materials, means of transport and accommodation for personnel, etc., and that therefore there is no room for any claim based on its lack of awareness of these factors, nor for any modification of the price. Should any rubble or waste material be found during the performance of the works, it will be taken to the appropriate landfill and the CONTRACTOR will not be entitled to any financial claim, provided that the rubble or waste material does not differ significantly from the geotechnical study.

1.6.	The CONTRACTOR declares that it has examined all the documents making up the project and considers them to be consistent and sufficiently precise for the Works to be carried out in accordance with them, and therefore undertakes not to plead or raise, during the Works, any discrepancies between the documents on which its tender is based and to accept the terms of this Contract.

The CONTRACTOR considers that the Project is complete and contains all the elements necessary for the performance of the work covered by this Contract, in accordance with this Contract, with good construction practice and in compliance with all mandatory regulations in force at the date of this Contract.

1.7.	The scope of the contract also includes the construction of mock-ups inside the building, consisting of a "PILOT ROOM", including the finished flooring, façade and ceilings. The CONTRACTOR will also be obliged to demolish the aforementioned mocks-ups when the Architectural Supervision Team and the OWNER so order.

1.8.	The scope of this Contract also includes the stockpiling and supply of all the material elements and constructions of the Works. Within THREE (3) MONTHS of signing this Contract, the CONTRACTOR will deliver to the OWNER a planning schedule of the material purchases and subcontracting to be carried out in order to comply with what is specified in this Contract. Based on that planning, the CONTRACTOR will establish and submit to the OWNER a programme for submitting all samples or materials to be on site for analysis and/or approval. This programme must allow for a minimum period of FIFTEEN (15) DAYS for the OWNER to analyse and validate or reject the samples or materials.

1.9.	The successful bidder must submit its proposal for implementing the works to be approved by the Health and Safety Coordinator, Architectural Supervision Team and Project Manager prior to the commencement of the works. This implementation must be updated and modified according to the needs and progress of the Works.

All implementation costs, cranes, huts, fencing, preparation of accesses and stockpile areas are included in the Contract Price, both for the initial implementation and for all modifications that may be necessary during the course of the Works, or requested by the Health and Safety Coordinator, Architectural Supervision Team and Project Manager.

1.10.	The Project has been developed with the aim of achieving LEED certification (it is considered to be LEED Basic), for which purpose the OWNER has engaged a LEED Consultant, who requires the cooperation of the CONTRACTOR in those requirements directly or indirectly implying the consultant, which are described below. In this respect, since all the materials that make up the building are defined in the Execution Project, the CONTRACTOR agrees to carry out the necessary documentary checks to ensure that these materials comply with the specifications in their technical data sheets:

1.10.1.	Comply with the LEED requirements included in the Execution Project, attached as APPENDIX I, regarding the compliance of the materials with those specified in its technical data sheet.

1.10.2.	Designate a LEED-qualified manager in its organisation who will be responsible for compliance with the above LEED requirements and point of contact for the Project's LEED Consultant. The duties of the contractor's LEED manager will include, inter alia:

•	Developing and implementing a waste management plan (WMP) that complies with current regulations and incorporates LEED requirements: documentation of waste produced by waste type. Monthly delivery of the waste management logs and authorised waste manager certificates.

•	Following the guidelines of the designated CxA to verify compliance with basic commissioning requirements.

•	Reporting on the selection of materials and suppliers so that the OWNER can determine whether they are compatible with LEED requirements regarding the reporting and optimisation of building products in terms of low VOC-emitting materials, which will be reviewed by the Architectural Supervision Team, if applicable.

•	Coordinating with subcontractors on the implementation of LEED requirements and providing them with the necessary information to understand and comply with these requirements.

•	Distributing copies of the specifications including LEED requirements to subcontractors.

•	Each subcontractor will have a contractual obligation to comply with the above LEED requirements for the subject matter of their contract and provide the required documentation to the contractor's LEED manager.

•	Providing the LEED Consultant, upon request, with documentary proof of the construction credits as outlined in this document.

•	Providing the LEED Consultant with those documents relating to the credits described in this specification, and which will be used directly as evidence of compliance with the requirement, drawn up in English.

•	Providing the as-built documentation required to document the necessary credits.

•	Reporting any changes to energy and water systems during the construction phase, and providing supporting documentation.

2.	LUMP SUM PRICE

2.1.	All the "closed lump sum price" works covered by this Contract will be carried out by the CONTRACTOR under the economic formula of a CLOSED, FIXED AND LUMP-SUM PRICE, for the total amount of THIRTY-NINE MILLION NINE HUNDRED AND NINETY-SIX THOUSAND ONE HUNDRED AND FIFTY EUROS (EUR 39,996,150.00) (the "Price"), with this Contract prevailing over everything in the CONTRACTOR 's economic bid (APPENDIX VIII) that is not in accordance with that price accordance with Clause 1.1, without prejudice to the exceptions attached as appendices to that bid, of which FIVE HUNDRED AND NINETY-NINE THOUSAND NINE HUNDRED AND FORTY-TWO EUROS (EUR 599,942.00 Euros), correspond to the execution of the Health and Safety Plan for the Works.

The Health and Safety Plan for the Works must be drawn up in accordance with the Health and Safety Study included as APPENDIX V, and the Price includes all the expenses derived from it, which include its preparation, as well as its presentation to the Professional Associations and Official Bodies, the monitoring of that Plan by qualified personnel, its execution, the supply of the materials and the equipment required for its application.

Also included in the total price, and consequently to be performed by the CONTRACTOR without the right to increase the price, are all the works arising from strict compliance with the provisions of the standards, regulations, recommendations, etc. of the competent bodies in force at the date of this Contract, and the performance of any unit parts which, although not specifically defined in the Project, are necessary for the complete performance of the contracted unit of work. If, as a result of a change in technical and urban planning regulations different from those in force on the date of this contract, certain works need to be carried out, these and the corresponding deadline must be agreed between the parties in advance, in accordance with the procedure laid down in Clause 6.

As an exception to the "closed price" principle, the units of work of the "earthworks" and "foundations" chapters are contracted under the open price or measured price method, so that their amount is determined on the basis of the amount obtained by applying the unit prices of the CONTRACTOR's budget to the measurements actually carried out, even if this results in an increase or decrease in the units of work, which will be used to draw up the corresponding Certificate. With regard to the items that are contracted under the open price modality, the Parties will employ their best efforts to seek an optimised solution (these items are "earthworks" and "foundations" and the on-site integration of the elements supplied by SALLY TECHNOLOGY). In the latter cases the overheads and industrial profit will be those already contained in the Budget.

The CONTRACTOR expressly acknowledges and accepts that the Price is a close, fixed, lump sum price and that, consequently, it will not be subject to any variation or revision on the basis of changes in the prices of labour, materials, employment costs, or any other item of a similar nature. The Price may vary in the cases expressly provided for in this Contract. As an exception to the above principle, the budget of the CONTRACTOR 's economic bid attached to the contract (the "Budget") includes the unit price of the variants of the Project items included in the bid, which are alternatives to be considered during the course of the work according to the interest of the OWNER, which appear in the Budget quantified at zero. In the event that these "variants" are finally selected, the unit price to be applied will be that which appears in the corresponding item of the Budget and, therefore, the price may be subject to an upward or downward variation depending on the item selected by the OWNER with the overall limit established in Clause 6, in the event of a reduction. In this regard, the Price may be revised in accordance with the provisions of Clause 6 of this contract.

2.2.	The unit prices provided by the CONTRACTOR in the Budget include the payment of fees, the preparation of plans and partial projects that may be necessary for the legalisation of the installations covered by this Contract before the different bodies and the obtaining of the different bulletins or certificates for the installations (plumbing, electricity, gas, fire protection, sewerage connections, etc.), labour (including labour costs and Social Security), the supply of the materials necessary to execute the works, the preparation of these materials, their transport, movement and storage, the operating manuals for the installations, the maintenance contracts with the minimum duration necessary to legalise the installations (the cost of which will be paid for by the OWNER), and any other items that may be necessary for the performance of the works. Also included are the necessary expenses for the provisional water and electricity supply for the works, together with the expenses for the provisional consumption of water, electricity and other basic utilities, the demarcation and fencing of the site, the surveillance and protection of the site in the broadest sense, the office and workers' cabins, and the storage of all the elements of the various installations necessary for the CONTRACTOR to carry out the works. Not included in the price are all payments to the companies for the final service connections and vehicle access permits, including the guarantees for the waste management of these connections and the access areas. In the event that the OWNER wishes the connections of the different installations to the finished building to be carried out or the access permits to be obtained, the CONTRACTOR must carry them out and obtain them, and these actions will be previously assessed and agreed between the Parties, as well as the corresponding deadline required by the CONTRACTOR, in accordance with the procedure established in Clause 6.

Also included in the price indicated in point 2.1 above are the Quality Control Tests that the OWNER and the Architectural Supervision Team consider necessary for up to 0.5% of the Contract Price. The submission by the CONTRACTOR of Material Certificates issued by the manufacturer of the materials guaranteeing their quality will not preclude the Architectural Supervision Team and, where appropriate, the Technical Control Body, if it considers it necessary, from agreeing to carry out the tests, trials and checks it may require. Similarly, the OWNER may carry out these Quality Control Tests directly, with the cost of this unit, valued at 0.5% of the Contract Price, being deducted by the CONTRACTOR at the time of the first Works Certificate. The CONTRACTOR will provide the Quality Control firm with the necessary tools to take the samples to be tested and the tests to be carried out on site, and will notify the Quality Control firm of the dates on which the materials to be tested will be placed on site in sufficient time for these samples to be taken. This control will be carried out by an approved laboratory chosen by the OWNER.

The CONTRACTOR will be responsible for managing, coordinating and ensuring compliance with the Quality Control Plan and its preparation. The CONTRACTOR will be responsible for any action required to rectify any deviation from the quality control plan validated by the Technical Control Board and will be liable for any such deviation if it is attributable to the CONTRACTOR.

The price referred to in paragraph 2.1 of this Clause will also include any taxes or levies arising from the specific activity of the works involving the CONTRACTOR, the CONTRACTOR's industrial profit, overheads, the cost of the insurance policies and guarantees referred to in Clause 21, and the obligations vis-à-vis the personnel employed in the performance of the works.

The above list is illustrative and not exhaustive and therefore includes all costs or expenses necessary for the proper execution and completion of the Works in accordance with the provisions of the Execution Project up to the time of Acceptance and the corresponding corrections due to defects in execution that may occur during the warranty period.

2.3.	The Price does not include the fees and taxes corresponding to the Basic Building Licence and the Urban Planning Licence, Value Added Tax ("VAT"), Construction, Installation and Works Tax ("ICIO"), and the costs of the Execution Project, the Installations and the architects' fees, which will be paid by the OWNER. However, the Price does include the application for, obtaining and payment of all permits, licences and authorisations ancillary to the CONTRACTOR's activities which may be necessary for the performance of the contracted Works and any others not expressly mentioned.

2.4.	Based on and with the possibility of using the Execution Project, the CONTRACTOR will be responsible, directly or through its subcontractors, at its own expense, for preparing, paying the technical fees and carrying out the legalisation and commissioning of the works and installations included in the scope of this Contract, as well as their performance, including, but not limited to, drawing up the plans and making the necessary payments for the legalisation of the plumbing, heating, electricity, fire protection, gas and sewerage installations, as well as obtaining the various installation and commissioning certificates. Also included will be the maintenance contracts with the minimum duration necessary for the legalisation of the above-mentioned installations, the cost of which will be paid by the OWNER.

2.5.	Included in the Price are the tasks necessary for the performance of the works, as well as all those necessary to carry out the building works indicated in Recital II, even if they are not reflected in the unit prices, such as dewatering, shoring-up, access routes, roads, paths and provisional traffic detours, works signalling, replacement of services affected by the works, etc.

2.6.	During the tender, the CONTRACTOR will have reviewed the measurements delivered by the OWNER and, if it considered that they did not correspond to the reality of the Project, it will have indicated the measurements that, in its opinion, were correct. The measurements added in APPENDIX VIII to the Contract are closed and not subject to discussion during the works phase, it being understood that they have been agreed between the Parties, with the exception of the work units of the "earthworks" and "foundations" headings, as established in Clause 2.1.

2.7.	Should the Works extend beyond the period established in Clause 7 for reasons attributable to the CONTRACTOR, the CONTRACTOR may not claim any compensation or Price increase from the OWNER. If such extension is due to variations in the Works requested by the OWNER, the Price variation will be governed by Clause 6. In addition, any situation of force majeure will in no case lead to an increase in the Price.

3.	PERFORMANCE OF THE WORKS

3.1.	The CONTRACTOR, as the sole party responsible for the performance of the contracted works, will perform them strictly in accordance with the Project, APPENDIX I, and the instructions of the OWNER and the Architectural Supervision Team, on the understanding that if they are not carried out in accordance with good building practice, the CONTRACTOR will be obliged to demolish and rectify them at its own expense as soon as possible and in any case within fifteen (15) days of the notification sent to it to that effect by the Architectural Supervision Team, without being able to rely on the conformity given to the materials or the inspections previously conducted by the Architectural Supervision Team as a pretext. However, in exceptional cases, this period may be exceeded if duly justified and substantiated in writing by the CONTRACTOR. The Architectural Supervision Team will be the only competent authority to interpret the Project and to judge the quality of the works carried out and the materials used.

In the event that the CONTRACTOR does not remedy the situation within the above time limit, the OWNER, after warning the CONTRACTOR, will be entitled to do so directly or through other contractors, at the CONTRACTOR's expense and to deduct the amount of these duly justified expenses, either from future Works Certificates, from the amount of the withholdings, or from the bank guarantees provided to the OWNER.

3.2.	The CONTRACTOR will not halt the performance of the works for any reason, except in the cases expressly provided for in Clauses 7.4, 18, 19.3 and 19.4 of this Contract.

3.3.	The Contractor will coordinate and provide the necessary water and electricity consumption and general surveillance of the Works outside working hours.

3.4.	The existence of an external Quality Control of the works does not exempt the CONTRACTOR from the responsibility of carrying out its own quality control of the works to be performed.

4.	VALUATION OF THE WORKS

Compliance with the economic planning will be checked on a monthly basis and the amount of work actually carried out will be certified.

5.	SIMULTANEOUS FINAL FITTING-OUT WORKS IN THE BUILDING WITH THE OWNER'S COMPANY

5.1.	The CONTRACTOR accepts that it will work simultaneously in the final phase of the Works in the building with the OWNER's final fitting-out company which will carry out work on units completed by the CONTRACTOR.

The CONTRACTOR will facilitate the working relationships between the various contractors and will use its best endeavours to coordinate the work.

5.2.	The CONTRACTOR will report any incident that may arise in relation to these works directly to the Architectural Supervision Team and the OWNER.

6.	WORKS VARIATIONS

6.1.	Any variation in the works will require the prior written approval of the OWNER and the Architectural Supervision Team. If, as a consequence of a variation ordered by the OWNER and the Architectural Supervision Team, a new unit of work not included in the Budget is required, the valuation of this work unit will be estimated at a Contingency Price based of the breakdown of the units included in the Budget. In the event that a unit does not appear in the Budget breakdown, the prices used will be those published by the Guadalajara Association of Architects and Quantity Surveyors for the year in which the work is contracted, increased by the corresponding Overheads and Industrial Profit. In this way, in order for the CONTRACTOR to begin the performance of the new units, the Contingency Price and the corresponding increase in the term, if affected, must have been previously agreed between the Parties, and must have been expressly approved by the Architectural Supervision Team and the OWNER.

However, in the event that the OWNER wants the CONTRACTOR to carry out the new work units and the Parties have not reached an agreement within FIFTEEN (15) days after the OWNER communicates the variation to the CONTRACTOR (with both Parties using their best efforts to reach an agreement), the OWNER may exceptionally settle the dispute by calling in an "Independent Expert", whose decision will be binding on the Parties and must be issued within TEN (10) days. The Parties agree that the Independent Expert will be Mr JAIME DEL YERRO SAN ROMAN, Member of the Madrid Architects' Association number 5,696. The CONTRACTOR will be obliged to perform the new work units within the period and at the price indicated by the Expert, once these have been fixed.

If the new price is not approved by the OWNER, the OWNER also reserves the right to entrust these units to other Contractors, who may work simultaneously with the CONTRACTOR without the CONTRACTOR being entitled to charge any sum for this reason.

Likewise, the OWNER reserves the right to choose the company of its choice to perform these work units, and may entrust the CONTRACTOR with outsourcing this task, provided that the subcontractor accepts the terms of the subcontract to be delivered by the CONTRACTOR, applying to the subcontractor's prices the corresponding Overheads and Industrial Profit included in the Budget. However, the CONTRACTOR may object to the outsourcing the above subcontractor for duly justified reasons. If no prior agreement is reached between the parties on the corresponding contingency price or in the event of justified opposition by the CONTRACTOR to the subcontracting of the company selected by the OWNER, the CONTRACTOR may not object to the OWNER ordering the new work units in question from other contractors directly.

6.2.	Under no circumstances will the OWNER pay for works management tasks unless they have been requested by the Architectural Supervision Team, with the OWNER's express written agreement.

6.3.	The OWNER reserves the right not to implement one or more units of the Budget, in which case those units will not be certified, subject to sufficient prior notice.

If the OWNER decides to eliminate work units and the reduction is less than 10% of the Price, the CONTRACTOR may not claim any amount for Overheads or Expectation Loss.

If the reduction is more than 10%, the CONTRACTOR is entitled to charge the corresponding percentage of Overheads included in the Budget for the difference between the actual reduction and the first 10% that is exempted. In this case, neither will it be entitled to claim any amount for Expectation Loss.

6.4.	If alternative units are indicated in the Budget, the OWNER may select the chosen alternative up to THREE (3) MONTHS before the start of the performance of that unit in the Works, or up to ONE (1) MONTH in advance in the case of finishing materials (flooring, paints, coatings, etc.), as long as it does not conflict with the procurement plan reflected in Clause 1.8.

6.5.	The CONTRACTOR will have a maximum of TEN (10) WORKING DAYS to report any variation or work order that may affect the cost and/or time. "Working days" will be taken to be those applicable in the city of Madrid.

The CONTRACTOR accepts that those parts of units which do not fall within the nature of variations and which are therefore necessary for the complete performance of that unit in order to comply with the quality parameters provided for in the contractual documents, as established in the Execution Project, will be performed at no extra cost.

6.6.	All variations requested by the OWNER from the CONTRACTOR must be in writing. In the event of variations to the work, including any item already quoted, the Contract Price will be determined on the basis of the breakdown of the units included in the Budget. In the event that a unit does not appear in the contract breakdown, the prices used will be those published by the Guadalajara Association of Architects and Quantity Surveyors for the year in which the work is contracted, increased by the corresponding Overheads and Industrial Profit. The Contractor may not vary the Works in any way without prior and express agreement of the OWNER. The CONTRACTOR expressly waives any claim against the Owner based on presumed or implied approval.

There may be a variation in the Price due to changes in the works if requested by the OWNER and agreed in advance (in accordance with the procedure set out in Clause 6.1) and there may be a variation in the time for completion of the works due to changes in the works if requested by the OWNER and agreed in advance (in accordance with the procedure set out in Clause 6.1). Exceptionally, in the event of disagreement on the variation, the Parties may consult the Independent Expert in accordance with the procedure set out in Clause 6.1.

6.7.	All new conflicting prices or variations will be calculated, where possible, based on the items already included in the Contract, as follows: Material Execution Budget [Spanish acronym PEM] (with the corresponding percentage of Indirect Costs passed on, as indicated in APPENDIX VIII) plus Overheads and Industrial Profit (according to the percentage indicated in APPENDIX VIII) plus those Indirect Costs, if any, that have not been included in the proportional part of Indirect Costs indicated in APPENDIX VIII.

Changes in the performance of the works due to the general staking-out, adaptation of the works already carried out to the Project, adaptation of the installations appearing in the Execution Project, in the Legislation in force on the date of the Contract and the interpretations of the Architectural Supervision Team on the performance of the works will not be considered to be variations in the works. Any differences between the actual dimensions and those set out in the Contract will not be considered as variations, since the CONTRACTOR has accepted the dimensions set out in the Contract without making any changes to the Execution Project, with the exception of the units of work in the "earthworks" and "foundations" chapters, as set out in Clause 2.1. If the staking-out cannot be verified because it has not been done and the CONTRACTOR starts the works, it will bear the costs arising from having to adapt the works carried out for the staking-out.

7.	WORKS PERFORMANCE PERIOD

7.1.	The works covered by this Contract will be performed in accordance with the deadlines set out in the work planning schedule attached as Appendix III to this Contract (the "Works Planning Schedule") –the valued work planning schedule will be provided by the Contractor after signing the Contract and incorporated into the Contract as part of Appendix III–. The term for the performance of the Works contracted will be TWENTY (20) MONTHS, from the signing date of the Staking-out and Commencement of Works Certificate, to be signed by the Parties, within TWENTY (20) DAYS from the signing date this Contract, which will mark the commencement of the works.

In any case, the approval of the Safety Plan in accordance with Clause 1.3, and the delivery by the CONTRACTOR to the OWNER of the Guarantee provided for in Clause 21, will be prerequisites for the commencement of the works.

Before the start of the work, the CONTRACTOR must attend, together with the Architectural Supervision Team and the OWNER, the verification of the staking-out that has previously been made of the Project, leaving a record in the certificates that are signed for this purpose.

7.2.	Irrespective of the overall time limit for performance of the Works set out in Clause 7.1 above, the CONTRACTOR also agrees to comply with the following partial deadlines, calculated from the Staking-out and Commencement of Works Certificate date:

•	End of structure: 13 months.

•	End of façade: 18 months.

•	End of work: 20 months.

7.3.	The works will be considered completed if and when the corresponding Works Acceptance Certificate, with or without reservations, as referred to in Clause 15, has been issued and signed. The date of the Works Acceptance Certificate, with or without reservations, will be counted as the date of completion of those works for the purpose of applying possible penalties for delay.

7.4.	The works performance deadlines will be non-extendable and no extension will be granted for days lost due to any circumstance, with the exception of frost, wind and rainfall in excess of the average of the last ten years, as certified by the National Meteorological Institute, and causes considered to be force majeure.

7.5.	Force majeure will be understood to mean strikes in the construction sector, an absolute unavailability of irreplaceable materials for the performance of the various units of the work, suspensions ordered by official bodies and prohibitions beyond the control of the CONTRACTOR, and other events defined in section 1,105 of the Spanish Civil Code (provided that they are duly justified and accredited in writing by the CONTRACTOR with the necessary technical documentation, and provided that they are not excluded by the parties under this clause). In any case, strikes affecting only the CONTRACTOR, its subcontractors (or any subsidiary or company in the Contractor's group or its subcontractors) will not be considered as force majeure. In the event of a strike not directly attributable to the CONTRACTOR or subcontractors, the CONTRACTOR will notify the Architectural Supervision Team and the OWNER in writing both at the beginning and at the end of the strike.

In no case may force majeure give rise to an increase in price, without prejudice to the Contractor's right to terminate the Contract if the force majeure situation continues for more than three (3) months.

8.	ACTION PLAN

The Construction will follow the partial deadlines of the Valued Construction Planning Schedule organised by chapters, prepared by the CONTRACTOR and attached to this Contract as APPENDIX III.

This Valued Planning Schedule will serve as a reference to apply the penalties envisaged in Clause 10.

The OWNER reserves the right to require a much more detailed work programme from the CONTRACTOR. If so requested, the CONTRACTOR will prepare this programme within FIFTEEN (15) calendar DAYS from receiving express notification to this effect from the OWNER, and will be obliged to do so from that time onwards.

9.	INCREASING THE PACE OF WORK

If, for any reason attributable to the CONTRACTOR, the performance dates set out in the "Works Planning Schedule" are not met, the CONTRACTOR agrees, at the discretion of the Architectural Supervision Team and/or the OWNER, to increase the pace of the Works, including the introduction of night shifts, without this entailing any variation in the Price set out in Clause 2 and without prejudice to the right of termination set out in Clause 19.1. In any case, non-compliance for causes attributable to the CONTRACTOR, both of the partial deadlines and of the final deadline, will be penalised as provided for in Clause 10.

In any event, the OWNER, acting in good faith, may at any time request the CONTRACTOR, who will be obliged to accept, to increase the pace of the Works, with the OWNER bearing the additional costs involved, subject to prior agreement between the two Parties.

10.	PENALTIES

To guarantee compliance with the work programme in the planning schedule and, ultimately, the actual date of completion of the Works, a penalty is established for partial and final delays in the work, without prejudice to the OWNER' s right to terminate this Contract.

In order to quantify these penalties, the OWNER may check, at any time, whether the units of work carried out are in accordance with the programme envisaged in the planning schedule, or with the contract, applying the penalties to any delays.

10.1.	Delay on the partial deadlines of the "Works Planning Schedule".

For each calendar day that exceeds the completion date foreseen for the milestones marked in the Works Planning Schedule and which have been outlined in Clause 7.2 above, the OWNER may impose a penalty of 0.01% of the total Works Price, which may be deducted by the OWNER from the monthly Works Certificates or from the withholdings made by the OWNER or collected by calling in the guarantees provided by the CONTRACTOR in accordance with this contract.

In any case, the application of any penalty by the OWNER will require prior notice to the CONTRACTOR. The OWNER may apply the penalty, at the time the CONTRACTOR incurs in a delay, to the certificate corresponding to the unfulfilled milestone and this penalty will be calculated based on the days of delay elapsed since the unfulfilled milestone.

The recovery of the previous delay when a partial milestone or the final milestone is met will entitle the CONTRACTOR to recover the amount of any penalties imposed for any breach of preceding milestones. These amounts will be refunded to the CONTRACTOR in the next Certificate to be issued immediately after such recovery, or at the time of Acceptance if the delay is recovered at that time, being deductible from the penalties for failure to meet the final deadline set out in Clause 10.2, as they are not cumulative.

10.2.	Delay in the deadline set out in Clause 7.1. (Final Works Deadline).

-	The following penalties are established: During the first FORTY (40) calendar DAYS of delay: 0.02% of the total price of the Works.

-	As from and including the 41st day: 0.03% of the total price of the Works.

The penalties provided for may amount to a maximum of 7% of the total Price of the works, without prejudice to the application of the mechanisms envisaged for the termination of the Contract. These penalties may be deducted by the OWNER from the withholdings made or from the amounts collected through the performance of the guarantees granted by the CONTRACTOR in accordance with this Contract.

In any case, all partial and total penalties set out in this Clause are not cumulative. The penalties provided for in this Clause do not replace the indemnification for loss caused to the OWNER due to failure to meet the works performance deadlines, and the OWNER will be entitled to claim damages for the part exceeding the penalties.

11.	WORKS CERTIFICATES AND GUARANTEE WITHHOLDINGS

11.1.	Works Certificates will be issued as follows:

Certificates must be submitted by the CONTRACTOR on a monthly basis, before the last FIVE (5) DAYS of the month in which the works have been carried out, in the same order and format as provided for in the Budget and covering all the units of the works, deducting the amount of the sums included in the previous certificates. The Certificate date will be the last day of the month certified. These Certificates (which must indicate, for each item, the percentage of work units performed to date out of the total work units of each item) must be checked on site by the Architectural Supervision Team, assisted by the CONTRACTOR, within SEVEN (7) calendar DAYS following their delivery by the CONTRACTOR. Once approved by the Architectural Supervision Team, 95% of the amount will be recorded in favour of the CONTRACTOR to be paid as determined in Clause 12.1. This verification and subsequent signing must take place within FIVE (5) DAYS after delivery by the CONTRACTOR, unless there are errors which, owing to their significance, must be rectified.

The CONTRACTOR will also deliver together with each Works Certificate at the request of the OWNER, copies of the TC-1 and TC-2 forms corresponding to the workers of the CONTRACTOR and its subcontractors employed in the Works, up to date and duly completed, and the Social Security certificates showing that they have complied with their respective obligations.

11.2.	As indicated in the previous paragraph, 5% will be deducted from the amount of each Certificate and withheld by the OWNER as a guarantee against any damage, defect or omission attributable to the CONTRACTOR and his subcontractors during the performance of the Works and as a guarantee against any penalties and other financial obligations which the CONTRACTOR may incur under this Contract in accordance with the provisions of Clause 16 and, where applicable, the penalties which may be payable in accordance with the provisions of Clause 10. The above withholding will be returned on Acceptance, with or without reservations, and will be replaced by a bank guarantee for the same amount, valid for TWELVE (12) MONTHS, on first demand, in accordance with the template attached as APPENDIX IV.B. Until the substitute guarantee has been provided, the OWNER may retain the corresponding withholdings made.

If, as a consequence of any pecuniary liability on the part of the CONTRACTOR, the OWNER enforces all or part of the withholdings, the Price agreed in this Contract will be adjusted downwards by the amount of the enforced withholdings.

11.3.	If the OWNER and the Architectural Supervision Team do not reach an agreement with the CONTRACTOR on the measurements of some of the items included in the certificate, and in order not to paralyse the payment process, the measurements of the approved items will be certified, with the approval of the measurements of the item(s) in question pending until the following month. The new Works Certificate, excluding those measurements that have not been approved, must be approved by the OWNER within FIVE (5) calendar days of receipt.

12.	PAYMENTS TO BE PAID BY THE OWNER

12.1.	Payment of Certificates

The Works Certificates, with the appropriate deductions and discounts in accordance with this Contract, and once signed by the Architectural Supervision Team and the OWNER, will be sent together with the corresponding invoice by the CONTRACTOR to the OWNER' s offices on the first working day after approval by the Architectural Supervision Team and the OWNER.

The Parties agree that, prior to the payment of the certificates, the OWNER may check that the invoices are in accordance with the terms of this Contract, within a maximum period of FIVE (5) calendar DAYS from the receipt of the invoices.

Once verified by the OWNER, the latter will proceed to pay the corresponding invoices by bank transfer within a maximum period of THIRTY (30) calendar DAYS from the date of the invoice, which will coincide with the last day of the month to which the works correspond, into the account indicated by the CONTRACTOR here and now:

IBAN Code: ES26 0182 3994 0402 0152 9264

In any case, these partial Works Certificates will have no other purpose than to enable the CONTRACTOR to receive sums on account of these Works, in proportion to the value of the Works carried out. The payment and approval of the Works Certificates will in no case imply a Partial Acceptance of the Works carried out nor the conformity of the work units executed with the specifications contained in the Contract.

12.2.	Other payments to be paid by the OWNER

In addition to the price set out in Clause 2, The OWNER will be responsible for paying the fees and taxes relating to the Basic Building Licence and the Urban Development Licence to the City Council, the Tax on Constructions, Installations and Works and the fees of the Architectural Supervision Team.

In relation to the Tax on Constructions, Installations and Works, the OWNER must ‘prove to the CONTRACTOR (as substitute taxpayer) that is has fulfilled the duty of paying the initial self-assessment on signing the Staking-out Certificate and paying the final self-assessment on signing the Acceptance Certificate, delivering a copy of the settlement of that tax. In the event of an imbalance between the payment of the initial self-settlement and the amount to be settled, the CONTRACTOR may request the OWNER to provide a guarantee that, in the opinion of the Contractor, is sufficient to cover the estimated amount to be finally settled.

13.	CONTRACTOR'S OBLIGATIONS

Without prejudice to the CONTRACTOR's general contractual obligations, the CONTRACTOR must deliver the works perfectly finished for the Price fixed in Clause 2, and within the stipulated time. In addition, the CONTRACTOR expressly makes the following commitments:

13.1.	The CONTRACTOR, as the subject of this document and given the scope of the works to be carried out, will be considered the main contractor for the Works in relation to other contractors.

13.2.	To dismantle and remove all offices, warehouses, fencing, guards' huts, auxiliary foundations for cranes placed in gardens, auxiliary equipment and surplus materials belonging to the Contractor prior to the Acceptance of the Works and to leave in the premises indicated by the OWNER sufficient specific material for the work, to be agreed between the OWNER and the CONTRACTOR, for carrying out minor repairs to be carried out after the Works have been handed over. Likewise, the CONTRACTOR agrees to permanently keep at its offices all the documents required by the legislation in force for the performance of the Works.

13.3.	To comply with all Employment and Social Security legislation, with respect to all personnel directly or indirectly employed in the Works, during and after the works.

13.4.	To pay taxes, duties, etc. imposed by the City Council, derived from the performance of the works, such as: fences, provisional water, electricity and sewage connections, lighting, security for the works, as well as fines that may be imposed as a result of the above works. To comply with City Ordinances, Urban Police Regulations, Health and other Legislation.

13.5.	To comply with the requirements of the Health and Safety Study and Plan (APPENDICES V and VI).

13.6.	To be present on site, through a representative, when instructed by the Architectural Supervision Team and/or the OWNER, and to have in place a permanent manager in charge of the works, with technical qualifications and an intermediate or higher university degree, to receive instructions from the Architectural Supervision Team and to attend works meetings. It must also submit to the OWNER and the Architectural Supervision Team, for their approval prior to commencement of the works, a list of the personnel responsible for the Works and their technical qualifications, together with their updated CVs as at the date of this Contract.

13.7.	To provide the Architectural Supervision Team with all the means it considers necessary for the proper inspection of the works and materials.

13.8.	To keep at the disposal of the Architectural Supervision Team or the OWNER a book of Orders and Incidents on the Site (this book is independent of the Book of Incidents provided for in section 13 of Royal Decree 1627/1997, of 24 October, establishing the minimum health and safety requirements for construction works, which is kept by the Health and Safety Coordinator during the performance of the works), in which to record the instructions given by the latter during their regular visits to the site.

13.9.	To provide the OWNER and the Architectural Supervision Team with offices and a meeting room with sufficient furniture, natural and artificial light, air conditioning (heating and air conditioning) and a lock with a key to the premises. The CONTRACTOR will be responsible for the cost of making these premises available, and for their maintenance and cleaning, including supplies. The OWNER and the Architectural Supervision Team will provide a table of needs and definition of the above premises so that the CONTRACTOR can prepare them before the start of the works.

13.10.	Whenever advertising elements or signs bearing the name and logo of the Contractor appear in different parts of the Works, the Contractor must display, at its own expense, the symbols and commercial name of the OWNER and/or the company designated by it, in the same format and quality.

13.11.	To submit to the OWNER before the Works Acceptance Certificate all the information and data necessary so that the Works Management can prepare the Building Book. This information must include, by way of illustration only, the definitive "AS BUILT" plans of the Works (including in digital format) with the masonry, layout, etc. and the plans of the different installations covered by this Contract, –which will also be submitted on an Electronic Support to be agreed between the CONTRACTOR, the OWNER and the Architectural Supervision Team–. This will also include any data describing the works actually implemented, the rules and manuals for the use and conservation of materials and installations provided by the CONTRACTOR or its suppliers, as well as the warranties given by the CONTRACTOR, its subcontractors and suppliers on the quality of their work and materials.

13.12.	To regularly clean the Works or when instructed to do so at the OWNER's and/or Architectural Supervision Team's discretion. The CONTRACTOR also agrees to thoroughly clean both the offices and the common areas and, in general, all the works under this Contract, and to leave these areas in perfect condition at the time of delivery of the works.

The above obligations are without prejudice to the general obligation to maintain the Site clean and tidy in accordance with applicable legislation.

If, in the opinion of the Architectural Supervision Team, the cleaning of the works covered by this Contract is inadequate and the CONTRACTOR has not complied with the requirements to clean the works within FORTY-EIGHT (48) HOURS, the OWNER may, after giving notice to the Contractor, engage companies to carry out such work, the cost of which will be charged to the CONTRACTOR and deducted from the monthly Certificate.

13.13.	The CONTRACTOR also agrees to prepare the projects necessary for the proper performance of the works and installations covered by this Contract and the ancillary works, with the exception of those corresponding to the Architectural Supervision Team, and to process, manage and obtain the necessary permits, both for the performance of all the works and installations covered by this Contract and the ancillary works, with the exception of the Basic Works Licence and the Urban Development Licence, and for the subsequent use of the installations covered by this Contract.

13.14.	The CONTRACTOR agrees to bear the cost of any damage caused to the Urban Development Works (conduits, pavements, street furniture, installations, tarmac, etc.) during the performance of the Works and until they are delivered and to fit protection to roads, pavements, etc., if necessary.

13.15.	The CONTRACTOR will grant and facilitate the representatives of the Quality Control Organisation (OCC) free access to the site of the Works or to any other prefabrication site, and will provide the necessary means for taking samples or carrying out tests on the Works.

13.16.	The CONTRACTOR will carry out the Works in accordance with the instructions of the OWNER and the Architectural Supervision Team for the purpose of achieving LEED certification for the contracted part of the Project.

13.17.	The CONTRACTOR agrees to draw up the necessary documentation resulting from any modifications to the Works and the "AS BUILT" documentation using "BIM" (Building Information Model) technology, provided that the CONTRACTOR has been provided with the BIM model of the tendered Execution Project.

13.18.	And in general, the CONTRACTOR assumes the obligations imposed on the Constructor by the Spanish Building Regulations Act [Ley 38/1999, de 5 de noviembre, de Ordenación de la Edificación].

13.19.	The CONTRACTOR will cooperate effectively with the OWNER, if so requested, with respect to incorporating different suppliers and elements excluded from the contract for the final fitting out of the building.

13.20.	The CONTRACTOR will cooperate with the OWNER to facilitate the coordinated access of the OWNER's authorised personnel (including, but not limited to, the Project Manager appointed by the OWNER ). This will be done in a coordinated manner, indicating times and areas to be visited to avoid accidents and disruption to the work. Likewise, the CONTRACTOR will provide PPE, in addition to that provided to the Architectural Supervision Team and the OWNER, for these site visits.

The procedure for authorising access of persons to the Site, both visitors and workers, will be indicated by the Health and Safety Coordinator and Project Manager, and must be complied with.

13.21.	Before the start of the works and the payment of each invoice, the CONTRACTOR will provide the OWNER with the special certificate referred to in section 43.1.f) of the Spanish General Tax Act [Ley 58/2003, General Tributaria], which certifies that it has fulfilled its tax obligations during the TWELVE (12) MONTHS preceding the payment of the invoices. The OWNER may withhold payment of any invoice to be paid to the CONTRACTOR for any of the items specified in the Contract, such as the payment of Works Certificates, the final settlement of the works and, where applicable, the settlement of the works carried out in the event of early termination, until the CONTRACTOR submits the certificates issued by the Tax Authority during the TWELVE (12) MONTHS preceding the payment of each invoice. The CONTRACTOR will also be obliged to comply with the provisions of this point vis-à-vis its subcontractors. Therefore, failure to require the above certificate from its subcontractors and, where applicable, failure by the CONTRACTOR to withhold payment to its subcontractors until such time as the subcontractor submits such certificate, will be considered a breach of the CONTRACTOR's obligations.

13.22.	The CONTRACTOR will enter into contracts with subcontractors in its own name and on its own behalf and will hold the OWNER fully harmless against any claims of the subcontractors arising out of such contracts. Similarly, the CONTRACTOR will be jointly and severally liable for the obligations assumed by its subcontractors, even if they have been expressly authorised by the OWNER.

The possibility of direct claims by its subcontractors against the OWNER is expressly prohibited (i.e. the CONTRACTOR will make its best efforts to ensure that the subcontractors expressly waive the direct action provided for in section 1597 of the Spanish Civil Code).

13.23.	Where applicable, for the purposes of section 24.quater.4 of Royal Decree 1624/1992, of 29 December, approving the Value Added Tax Regulations, the CONTRACTOR must expressly and reliably inform the subcontractors with whom it contracts that the subcontracted works are carried out within the framework of a building construction process.

13.24.	At the OWNER' s request and, if there is a justified cause for this, the CONTRACTOR will replace any member of its technical team indicated by the OWNER within a maximum period of TEN (10) DAYS.

13.25.	THE CONTRACTOR must use a works management program, either "Procore" or similar, throughout the works.

14.	SUPPLY OF MATERIALS AND SUBCONTRACTING OF WORKS. QUALITIES AND FINISHES

14.1.	The CONTRACTOR agrees to provide all the materials necessary for the works covered by this Contract.

Any supply of material to be placed on site must be previously approved by the Architectural Supervision Team. In addition to the standards and qualities resulting from this Contract, the materials must comply with Royal Legislative Decree 1/2007, of 16 November, enacting the revised text of the Spanish Consumer Protection Act [Ley General para la Defensa de los Consumidores y Usuarios] and the specifications published by the Eduardo Torroja Institute.

If the materials supplied do not correspond to what was previously accepted, they may be rejected in their entirety by the Architectural Supervision Team, which may even order the demolition of the works performed with the rejected material.

14.2.	All stockpiling of materials, i.e. materials that have not yet been fitted or installed on site (building materials, installation equipment, etc.), with respect to the general conditions for their placement and their suitability for storage and conservation, will be subject to the prior approval of the Architectural Supervision Team, who may order the modification of these terms at any time. The authorisation granted here does not prejudge the quality of the materials and the CONTRACTOR will not be entitled to demand payment for the stockpiling of materials.

14.3.	Commercial firms supplying materials, labour or carrying out installations must be notified to the OWNER and the Architectural Supervision Team at least THIRTY (30) DAYS in advance of their entry to the Works and the Architectural Supervision Team reserves the right to refuse entry to any supplier or installer for good cause if they are not considered suitable to carry out the proposed tasks. Furthermore, the OWNER reserves the right to propose different commercial firms, materials or brands to the CONTRACTOR, provided that the prices are the same as or lower than those proposed by the CONTRACTOR.

14.4.	If the CONTRACTOR, without the written consent of the OWNER, voluntarily uses materials of a higher quality than those specified in the Contract, or substitutes one item of plant for another which has been assigned a higher price, and in general introduces modifications in the Works which are advantageous to them, the Contractor will only be entitled to what it would have been entitled to if it had performed the Works in strict accordance with the Contract.

14.5.	The CONTRACTOR must demolish and replace any masonry thicker than the planned thickness that exceeds the external alignments or reduces the useable interior surface area, at its own expense.

14.6.	If the CONTRACTOR carries out any work with inadequate materials or construction systems, or with poor workmanship, in such a way that the Architectural Supervision Team considers such work to be unacceptable, the CONTRACTOR will be required to demolish it as many times as necessary and rebuild it in an appropriate manner, at its own expense and without the right to claim any amount or time extension for these items.

14.7.	If any unit of the Budget is not sufficiently defined, but indicates a specific brand, the Architectural Supervision Team may require, when it is executed, the technical data with the characteristics, catalogue number and other identification data drawn up by the manufacturer.

14.8.	Where the Budget defines a unit by specifying a brand name or "similar", the Architectural Supervision Team may require the brand name requested in the Budget or any other brand name which, in its sole discretion, is similar. The use of a similar brand will require the prior approval of the OWNER and the Architectural Supervision Team. The CONTRACTOR may, however, make proposals for improvement, which the OWNER and the Architectural Supervision Team will analyse and approve or reject, without this giving rise to any claim or compensation whatsoever.

14.9.	The CONTRACTOR is obliged to provide the OWNER with a list of subcontractors (including the identity and qualifications of each subcontractor) for the main elements of the project, subject to the OWNER's and the Architectural Supervision Team's right to veto, with reasons. In any event, the CONTRACTOR will be obliged to inform the OWNER at any time and upon request about the subcontractors and personnel employed and/or working on the Works.

14.10.	The OWNER has appointed the company SALLY TECHNOLOGY as a nominated subcontractor for performing the works of "prefabricated bathroom modules for rooms", as it is a regular supplier of the OWNER and therefore has its full confidence.

At the start of the work, a prefabricated bathroom module will be supplied by this company to be tested in order to check and verify its materials, finishes and method of assembly, which must comply with the specifications of the Execution Project and the regulations in force. Should the result of this verification be favourable, the OWNER, the Architectural Supervision Team and the CONTRACTOR will give their approval to the above subcontractor.

Once this has been done, the company SALLY TECHNOLOGY will be subcontracted by the CONTRACTOR for the performance of these work units. However, the CONTRACTOR will not be obliged to carry out the proposed subcontracting if the proposed subcontractor does not accept the usual subcontracting terms and conditions of Ferrovial Construcción, S.A., is insolvent, lacks technical or professional capacity, is not up to date with its tax, employment or social security obligations, or if the elements supplied or to be supplied by the subcontractor do not comply with each and every one of the minimum requirements established by the applicable regulations. The parties further agree that, since the OWNER has selected the above subcontractor, the CONTRACTOR will not be liable in the event of any delay in the supply of materials by that subcontractor, provided that the delay is not due to any cause attributable to the CONTRACTOR.

15.	ACCEPTANCE OF THE WORKS

15.1.	When the CONTRACTOR considers the Works to be completed, it will notify the OWNER and the Architectural Supervision Team in writing to that effect, accompanying this notification with the following documentation corresponding to the works covered by this Contract:

1.-	Projects and Bulletins endorsed and legalised, and other certificates required by official bodies and utilities companies, corresponding to the installations covered by this Contract: electricity, telecommunications, heating, air conditioning, plumbing, sewerage, gas, fire protection, garage ventilation, lifts, exterior lighting, etc.

2.-	Connection receipts for connections to mains water, gas and telecommunications supply companies.

3.-	Maintenance contracts for fire protection installations to be accepted by the OWNER. These must be submitted sufficiently in advance so that they can be processed before acceptance of the works, at the OWNER's cost.

4.-	Drawings of the definitive installations of the building, garages and Urban Development covered by this Contract, dimensioned, indicating passages, conduits, manholes and drainage pipes, etc. (including in digital format).

5.-	Detailed plans of any modifications or extensions, and the "AS BUILT" End of Works Project (including in digital format).

6.-	Waterproofing guarantees, issued by the manufacturer and installer.

7.-	Technical documentation, operating manuals and guarantees of the materials used in wooden carpentry, aluminium carpentry, metal and fire resistant doors, garage doors, ventilation ducts, fire detection system and carbon monoxide monitoring panel, flooring, sanitary ware, heaters, pressure groups and, in general, all installations required in compliance with regulations, identifying brands, models, catalogue, local supplier and maintenance requirements.

The submission of the requests for certificates and endorsements will not relieve the CONTRACTOR of the responsibility of obtaining the Final Documents, as their submission will be an essential prerequisite for the signing of the Works Acceptance Certificate.

15.2.	Within FIFTEEN (15) DAYS from the date of notification, the Architectural Supervision Team will review the Works with prior notification to the CONTRACTOR, who may accompany them. If the Architectural Supervision Team considers it appropriate to carry out any tests, inspections, checks and/or repairs necessary for the proper completion of the Works, the CONTRACTOR will provide the necessary skilled personnel. If, during the inspection of the Works, defects are found which do not in themselves prevent the habitability of the Building and which are minor defects, repairs or finishing touches, a Certificate of Acceptance of the Works with Reservations will be issued and the above defects must be remedied by the CONTRACTOR within a maximum period of ONE (1) MONTH, attaching, where appropriate, all the information and documents required by section 6.2 of the Building Regulations Act.

Once the remedial, repair or finishing work has been completed to the satisfaction of the Architectural Supervision Team and the OWNER, the Reservations Remediation Certificate must be signed by the OWNER, the Architectural Supervision Team and the CONTRACTOR.

If the defects found affect the habitability of the building and/or are not minor defects, repairs or finishing touches, the work on the building in question will not be deemed to have been completed. In this case, a report of the inspection and tests carried out will be drawn up, indicating the presence of defects to be remedied within the time limit proposed by the CONTRACTOR, which may not exceed ONE (1) MONTH.

After completion of the works to repair the defects, to the satisfaction of the Architectural Supervision Team and the OWNER, the Works Acceptance Certificate will be signed between the OWNER, the Architectural Supervision Team and the CONTRACTOR, which may be with or without reservations, as the case may be.

Once this ONE (1) MONTH period has elapsed without the CONTRACTOR having remedied the defects found, the works may be carried out by whomever the OWNER designates, after notifying the CONTRACTOR and deducting the amount from the guarantees in the Contract (by exercising the guarantee in APPENDIX IV.A).

If the work is carried out correctly and there are no defects or repairs in the work, a Works Acceptance Certificate Without Reservations will be issued.

Upon signature of the Works Acceptance Certificate, with or without reservations, the Final Settlement of the corresponding works will be approved.

15.3.	The CONTRACTOR agrees to deliver the Works in perfect condition and fully completed. The works will be considered to be completed when all the rooms in the building can be used for their intended purpose and the installations or services are ready to operate correctly, in accordance with the Execution Project, after the necessary legal authorisations have been obtained from Madrid City Council, with the exception of the initial occupation licence and the installation and garage operating licence, which will be paid for by the OWNER.

It will also submit final plans of all installations and modifications that have been carried out during the works covered by this Contract, performed directly by it or by its subcontractors; and a list of all suppliers, providers or installers employed in the works. It must also provide all the certificates of technical suitability of the materials used that have such a certificate and a list of recommendations for the conservation and use of the elements and installations of the building, as well as all the documentation that the legislation requires to be included in the building book.

The CONTRACTOR is required to keep at the OWNER'S disposal, for a period of SIX (6) MONTHS from the date of the Certificate of Completion, a qualified person with sufficient technical skills to deal with any defects that may arise.

15.4.	At the same time as the Acceptance, with or without reservations, of the Building, the OWNER must provide the CONTRACTOR with proof of the bank transfer made by the financial institution corresponding to the payment for the work and/or all the sums which, under the agreed terms, must be delivered or repaid before or at the same time as the Acceptance. Likewise, upon acceptance, the corresponding guarantee attached as APPENDIX IV.A and the withholdings made will be returned to the CONTRACTOR, substituting this amount with a bank guarantee on first demand for the same amount with validity of TWELVE (12) MONTHS, in accordance with the template attached as APPENDIX IV.B.

15.5.	The OWNER will at all times retain full possession rights over the whole of the land and the Works to be carried out on it, which the CONTRACTOR acknowledges from this time forward. The CONTRACTOR 's presence in the area will always be instrumental and subordinate to the possession of the OWNER and to the subsistence of this Contract.

15.6.	The OWNER may perform implementation works itself or through third parties, before the remaining works have been fully completed, provided that these implementation works do not interrupt the pace of the works and that the corresponding Occupancy Certificate of the area has been drawn up.

The OWNER's exercise of this right will not imply that certain works, the execution of which is not considered indispensable by the OWNER, are completed, nor will it in any case imply Acceptance.

15.7.	If the CONTRACTOR unjustifiably refuses to sign the Works Acceptance Certificate or to perform any of the actions necessary to do so, in accordance with the Contract and after being requested to do so by the OWNER, provided that the requirements and procedure for acceptance set out in this Clause 15 have been met and agreed, the Works will nevertheless be considered to have been accepted on the date on which the Certificate should have been signed.

16.	WARRANTY PERIOD

The warranty period will be TWELVE (12) MONTHS from the date of the Works Acceptance Certificate, with or without reservations, during which time the CONTRACTOR agrees to remedy any defects in the performance or finishings of the works carried out by it, as indicated by the OWNER or the Architectural Supervision Team, which are not due to misuse or improper maintenance.

The maximum time limits for the repair of these defects will be SEVEN (7) DAYS for minor defects and TWENTY-FOUR (24) HOURS to begin repairing of those that affect habitability.

Failure by the CONTRACTOR to carry out the repairs will result in the OWNER remedying the situation by charging the cost of such repairs to the works withholding replacement guarantee (or, in the event of excess, charging the CONTRACTOR).

The above also applies to site cleaning, which must be carried out within TWENTY FOUR (24) HOURS. Otherwise, the OWNER may order these cleaning services independently and they will be at the CONTRACTOR's expense, as indicated in Clause 13.12.

This warranty period does not exclude any of the liabilities imposed on the CONTRACTOR by General Legislation.

17.	SETTLEMENT OF THE GUARANTEE

Once any defects that may have occurred during the Warranty Period have been corrected and this Contract has been fulfilled in all its parts, the Works Warranty Period Finalisation Certificate will be signed and the final settlement of the amounts owed by the OWNER or the CONTRACTOR for the Works will take place. Subsequently, and provided that the CONTRACTOR proves that it has provided the Architectural Supervision Team with all the information and data necessary for the preparation of the Building Book, the CONTRACTOR will be refunded any guarantees provided to the OWNER.

In the Works Warranty Period Finalisation Certificate, the CONTRACTOR must state, under its sole responsibility and in the manner indicated by the OWNER, that it does not owe any amount to its subcontractors, employees or technicians in accordance with the corresponding subcontracts.

18.	UNILATERAL WITHDRAWAL OR SUSPENSION

18.1.	The OWNER may withdraw of its own volition from continuing with the construction of the Works, subject to the terms agreed in the following paragraphs. These Clauses will not apply to cases of termination and suspension due to causes of force majeure.

18.2.	The unilateral withdrawal from the Contract by the OWNER may be effected at any time, once the CONTRACTOR has performed Works for an amount equal to at least 10% of the Price agreed in this contract.

18.3.	In addition, the OWNER may also temporarily suspend the progress of the Works without giving any reason and without being subject to the percentage of the previous paragraph, suspending at the same time the deadlines established for the progress of the Works.

In the event that the planning permission is refused by Madrid City Council, the OWNER may unilaterally withdraw from this Contract. The 10% limit in Clause 18.2 above will not apply in this case. In this case of withdrawal, the OWNER will pay the CONTRACTOR the amounts indicated in paragraphs (i) to (iv) of Clause 18.5, both inclusive.

Likewise, the Works may also be suspended in the event that the OWNER does not obtain the planning permission once the works covered by the Basic Works Licence have been completed.

In any case, if the suspension lasts for a period of more than one (1) month, the OWNER will pay the CONTRACTOR the duly justified suspension costs. Likewise, if the suspension is extended for a period of more than five (5) months, the CONTRACTOR will be entitled to revise the unit prices of the Budget in the event that they have increased or, if applicable, to request the termination of the Contract.

If the causes for the suspension of the Works are lifted, the OWNER will also pay the CONTRACTOR the duly justified expenses to catch up with the pace of the works that were being performed before the suspension. The Parties will also agree on increasing works completion period as a result of this situation.

18.4.	The OWNER will notify the CONTRACTOR of its decision to terminate the contract, with THIRTY (30) DAYS' notice, through a notary.

18.5.	In the event of withdrawal, as provided for in this Clause, the CONTRACTOR must immediately cease performing the Works, without prejudice to finishing any works necessary for safety reasons or for an orderly settlement of the Works; and will leave the Site free, vacant and available within a maximum period of FIFTEEN (15) days from the date of withdrawal and payment of the settlement certificate issued by the Architectural Supervision Team on that date.

For its part, the OWNER will pay the CONTRACTOR:

(i)	once the corresponding settlements and verifications have been carried out, any amounts accrued up to that time for the Works performed by the CONTRACTOR in accordance with this Contract.

(ii)	those reasonable, necessary and documented costs incurred by the CONTRACTOR for the withdrawal from any contracts with subcontractors and suppliers relating to the Works that are not paid for by the OWNER.

(iii)	the amount of the stockpiled materials that were on the site of the Works on the date of the withdrawal and which are documented.

(iv)	the amount of the materials manufactured or in the process of being manufactured for the Works on the date of this withdrawal and which are documented.

(v)	four per cent (4%) of the Price of the Works pending performance at the date of the withdrawal, to be paid as compensation in lieu of all the CONTRACTOR's losses, and the Bank Guarantee provided by the CONTRACTOR to the OWNER under this Contract will be returned, as well as the withholdings made against the presentation by the CONTRACTOR of another Guarantee for the same amount and valid for twelve (12) months.

The CONTRACTOR may not claim any additional amount from the OWNER under any other heading. 18.6.- The OWNER will pay the amounts as indicated in Clauses 2, 11 and 12 of this Contract.

19.	TERMINATION

In addition to the cases generally provided for by current law in force, this Contract may be terminated:

19.1.	At the request of the OWNER.

a.	When the CONTRACTOR does not deliver the Insurance Policy or the Guarantee, or the TC1 and TC2 Forms duly settled, in accordance with Clause 21.

b.	If there is a notable lack of activity in the works, not due to force majeure, or if the obligations deriving from the Health and Safety Study and Plan have not been fulfilled, or if the changes made to the Project have not been complied with, either on the part of the OWNER, the Architectural Supervision Team or the Quality Control Organisation.

c.	When the work is delayed by more than FORTY-FIVE (45) DAYS beyond the deadlines established in this Contract, unless the delay is justified by the causes contemplated in this Contract.

d.	If there are deficiencies in the performance, the OWNER will allow the CONTRACTOR a reasonable period of time, to be determined by the Architectural Supervision Team, to correct them. Once this period has elapsed without the CONTRACTOR having remedied the above deficiencies, the Contract will be terminated at the request of the OWNER, following a new notice to the CONTRACTOR without the CONTRACTOR having heeded it either.

e.	If there is a serious or repeated total or partial breach by the CONTRACTOR of any other obligation of this contract and especially the breach of any orders or instructions received or failure to observe the specifications contained in the contract.

19.2.	In any of the cases provided for in Clause 19.1, the OWNER reserves the right to claim from the CONTRACTOR the amount of any losses that the termination may cause it.

19.3.	The CONTRACTOR may terminate this Contract when the OWNER openly fails to comply with the Contract and especially with regard to the payments due from the payment deadline stipulated in Clause 12, and the CONTRACTOR reserves the right to claim from the OWNER the amount of any losses that the termination of the Contract may cause. In any case, the CONTRACTOR must have simultaneously and reliably notified the OWNER of the non-payment, granting it a period of FIFTEEN (15) calendar DAYS to remedy the breach, and the CONTRACTOR will also be authorised to halt and take custody of the works from the moment of non-payment, until the amount owed is actually paid.

19.4.	In all the above cases in which the termination is at the request of the OWNER, the Contract will be terminated as of right by the mere extrajudicial notification in this regard made by the OWNER to the CONTRACTOR, who will be obliged to vacate the works immediately, once the amount of the Final Works Certificate has been paid in the manner stipulated in Clause 12. The Final Works Certificate must be issued and approved by the Parties. Should the Parties fail to reach agreement, the Architectural Supervision Team will be authorised to approve the Final Works Certificate with any reservations the Parties consider appropriate in the event of disagreement. Notwithstanding the above, the OWNER will authorise the CONTRACTOR and its subcontractors to enter the Site, accompanied by the OWNER or whomever the latter may designate, so that they may remove all their belongings, as well as the installations, offices and auxiliary means that the CONTRACTOR may have installed outside the Property, which must be verified within a maximum period of TEN (10) DAYS from the date indicated in the extrajudicial notification and approval of the Final Works Certificate. If the CONTRACTOR and the subcontractors have not removed all their property from the site after this period, the CONTRACTOR will be penalised for each day of delay by 0.01% of the volume of work with a minimum of EUR 3,000, without prejudice to the OWNER's right to have them removed at the CONTRACTOR's expense.

19.5.	It will not be construed that the OWNER has any duty of supervision or custody over the property of the CONTRACTOR or its subcontractors, and the CONTRACTOR therefore exonerates the OWNER from any liability in the event of damage to or loss of that property.

19.6.	Once the termination has been notified, within a maximum period of TEN (10) DAYS, the Parties will draw up an acceptance certificate for the works performed and prepare a Final Certificate for the works completed, noting the conformity or the defects observed by the OWNER in the services rendered up to that time. This report will also be signed by the Architectural Supervision Team.

Likewise, after the extrajudicial notification, the OWNER may immediately enforce the guarantees established (guarantee and withholdings) for up to the amount of the losses caused, returning the remaining amount of those guarantees to the CONTRACTOR.

19.7.	If termination is requested by the CONTRACTOR, the parties will sign an Acceptance Certificate for the works performed and prepare the Final Certificate for the works completed, noting the conformity or the defects observed by the OWNER in the services rendered up to that time. This report will also be signed by the Architectural Supervision Team. The OWNER will pay the amount of the Final Works Certificate and return the guarantee provided by the CONTRACTOR and the withholdings made in the Works Certificates, replacing them with a Bank Guarantee on first demand for an amount equal to this withheld amount, and valid for TWELVE (12) MONTHS as from termination in accordance with the template attached as APPENDIX IV.B, all of the above being prerequisites and necessary for the CONTRACTOR to vacate the Works.

20.	VAT AND OTHER TAXES

All taxes, duties, levies, fees, etc., arising in connection with this Contract will be paid in accordance with the law in force at the time of signing this Contract.

The price referred to in Clause 2 does not include Value Added Tax, which will be payable in accordance with the rules laid down for this purpose in section 84 of the Spanish VAT [Ley 37/1992, del Impuesto de Valor Añadido].

For these purposes, it should be noted that, as the object of the Contract is the performance of the Works necessary and prior to the continuation of the general works on the building until its completion, the reverse charge mechanism provided for in section 84.1.2.f) of the VAT Act will apply.

Furthermore, under section 79.2 of the VAT Act, when goods or services of different kinds are supplied or services are rendered in the same transaction for a single price, the taxable amount corresponding to each of them will be determined in proportion to the market value of the goods or services supplied, except where such goods or services are the subject of supplies ancillary to a principal supply subject to the tax.

In accordance with section 84.1.2.f) of the VAT Act and 24.quater.3 of the VAT Regulations, the OWNER expressly warrants and confirms that:

(i)	the OWNER acts as a taxable person for VAT in relation to the services to be provided by the CONTRACTOR under this Contract; and

(ii)	the services to be provided by the CONTRACTOR under this Contract are considered construction works for VAT purposes and are carried out as part of a building construction process between the OWNER and the CONTRACTOR.

Where applicable, for the purposes of section 24.quater.4 of the VAT Regulations, the CONTRACTOR will expressly and reliably inform the subcontractors that it engages that the subcontracted work is carried out as part of a building construction process.

The Parties further expressly warrant and confirm that:

(i)	the object of this Contract is the performance of construction works of a building;

(ii)	the OWNER will be considered the developer for VAT purposes; and

(iii)	the CONTRACTOR will be considered the main contractor for VAT purposes.

As a result of the above, provided that the relevant legal requirements are met, the Parties expressly acknowledge that the VAT reverse charge mechanism regulated in Article 84.1.2.f) of the VAT Act applies to the services rendered under this Contract and any other services of any Contract that may be considered for the performance of the works that are contracted, as ancillary services in accordance with section 79.2 of the VAT Act. To avoid any doubt, the reverse charge mechanism will not apply to any services to be provided under this Contract by the CONTRACTOR and/or any subcontractor which do not meet the relevant legal requirements and the CONTRACTOR and/or subcontractor, as the case may be, will have the status of a taxable person and will therefore charge the corresponding VAT on the corresponding VAT invoice.

The OWNER will be considered the taxable person for the services provided under this Contract until the full performance of the Project (and any other service that may be considered as an ancillary service according to section 79.2 of the VAT Act) and, therefore, will be obliged to charge the corresponding VAT and declare the VAT payments accrued for the services received.

The CONTRACTOR will provide the OWNER with the relevant invoice, excluding VAT, and expressly stating that the OWNER is a taxable person, in accordance with section 6.1.m) of Royal Decree 1619/2012, of 30 November, approving the regulations governing invoicing obligations, including the words "reverse charge".

All services rendered under this Contract that are not considered ancillary to the services for the performance of the Construction Works will be invoiced separately at the corresponding VAT rate.

The Parties will make all reasonable efforts to execute, perform and deliver all deeds, documents (including tax certificates and invoices), warranties and instruments as may be reasonably requested by either Party by notice in writing and will promptly co-operate with each other in connection with the fulfilment by the CONTRACTOR and the OWNER of their tax obligations (including withholding taxes and VAT) in connection with the performance of the construction Works.

Any other taxes levied on the performance of the Works will be paid by the Parties in accordance with the Law.

21.	INSURANCE POLICIES AND GUARANTEES

21.1.	General considerations

Without prejudice to its liability in contract or tort, and without this clause limiting such liability, the CONTRACTOR will at all times during the term of this Contract and any of its extensions and during the periods referred to in the following paragraphs, take out and keep in force, at its own cost and expense, with companies of recognised prestige and solvency, and with terms and conditions of cover satisfactory to the OWNER, the insurance policies described below.

The Contractor shall also be responsible for any price changes that may occur in the Policies during the course of the Works.

The CONTRACTOR will not commence the works until it has formalised all the insurance policies it is responsible for. This formalisation will not, in any case, prejudice the general liability assumed by the CONTRACTOR as provided for by legislation and in this Contract.

The CONTRACTOR will provide copies of the above Policies or insurance certificates to the OWNER prior to commencement of the works, which will be incorporated as an Appendix to this Contract. Failure to comply with this requirement will result in the Works not commencing, without delaying the scheduled completion date. Furthermore, the OWNER reserves the right to demand proof of payment of such Policies at any time.

For the purposes of this insurance, the CONTRACTOR will be the Policyholder, with the OWNER being considered as an additional Insured/Beneficiary (without prejudice to its status as a third party for public liability), and the contractors, subcontractors, project designers, technical assistance teams and any other party with an insurable interest in relation to their activities in connection with the performance of the Works, without losing their status as a third party, will be considered as additional Insured Parties.

The OWNER reserves the right to include Credit Institutions as beneficiaries in any of the policies. Should their inclusion entail a cost overrun, this will be borne by the CONTRACTOR.

For the management of claims, the CONTRACTOR will provide the OWNER with the details of its insurance broker and give appropriate instructions to both the insurer and the broker to manage the claim reported by the OWNER.

It is the CONTRACTOR's duty and responsibility to require each subcontractor to take out the compulsory insurance required by law and/or stipulated in this contract, including, without limitation, Employer's Liability insurance. Compliance with this obligation will not relieve the CONTRACTOR of its liability towards the OWNER, and the CONTRACTOR will assume any difference.

The OWNER may request a change of Insurer if the Insurer is no longer considered trustworthy due to the occurrence of economic and/or financial circumstances that indicate a state of insolvency and/or any other circumstance that casts doubt on the validity of the cover granted. The CONTRACTOR will be obliged to pay the cost and excess of the new policy in accordance with the terms of the following paragraphs.

Any difference arising in the payment of claims, for deductibles and/or uncovered amounts of the insurance contracted, will be borne by the CONTRACTOR.

None of the insurance mentioned in this clause will in any way limit the CONTRACTOR's liability under the contractual and legal obligations. Therefore, the CONTRACTOR will be liable for the losses caused even if they exceed the maximum foreseen in the above Policies.

If the CONTRACTOR fails to obtain and/or maintain the insurance required by the Contract, the OWNER will be entitled to take out similar insurance, the cost of which will be charged to the CONTRACTOR and deducted in due course from any sums due to it by the OWNER, or may, at its discretion, terminate the Contract for reasons attributable to the CONTRACTOR.

The CONTRACTOR is obliged to inform the OWNER in writing of any incident that affects the validity and conditions of the insurance taken out. Furthermore, the CONTRACTOR may not request the insurer to cancel, modify or materially amend the Policies taken out without the OWNER's prior written consent.

21.2.	Insurance to be taken out by the Contractor

21.2.1.	General Public Liability Insurance

The CONTRACTOR agrees to cover any liability in tort, including professional liability, arising out of loss or damage caused during the performance of the Works to other contractors, subcontractors, the OWNER, its agents and employees, the OWNER's existing property or installations, and to persons or things not connected with the aforementioned entities, or as a result of repairs due to faults or performance defects affecting the finishes during the warranty period.

The Policy will include a clause waiving the Insurer's right of subrogation vis-à-vis the OWNER, its representatives and its personnel.

With regard to the guarantees and minimum limits, this policy will have a minimum limit of EUR 6,000,000 per claim, including the following coverages, among others:

-	General Public or Operational Liability

-	Employers' Liability for personal injury caused to its own employees or its subcontractors with a minimum sub-limit of EUR 600,000

-	Cross Liability for personal injury

-	Product Liability and/or Post-works Liability up to TWENTY-FOUR (24) MONTHS after delivery of the works.

-	Damage to Adjoining Buildings and Underground and/or Overhead Lines

-	Damage to Pre-existing Property

-	Public Liability arising from Pollution and/or Accidental Pollution

-	Subsidiary public liability for the use of motor vehicles.

-	Public liability derived from the transport of goods.

-	Public Liability derived from goods under control, custody or deposit.

-	Public Liability arising from the use of explosives and machinery (if applicable)

-	Deposits and criminal and civil defence.

This insurance will also cover the legally enforceable liability for loss or injury caused by error or negligence in the management of Health and Safety during the performance of the Works.

The CONTRACTOR agrees to extend the scope of this insurance if, in the opinion of the OWNER, this is necessary for the normal progress of the works.

This insurance will remain in force for as long as the CONTRACTOR may incur public liability, according to market conditions.

21.2.2.	All Risks Construction

The CONTRACTOR will take out an All Risks Construction Policy for the value of 100% of the amount of the Price of the Works to cover loss or damage occurring in the works subject to this Contract, from the date of commencement of the works until delivery to the OWNER, including a comprehensive maintenance period of at least TWENTY-FOUR (24) MONTHS from delivery.

Any increase in the above amounts must be notified to the Company and upon completion will be adjusted in accordance with the final and definitive value of the Works, issuing the corresponding receipt.

This construction insurance must be "All Risks" cover for physical damage and loss howsoever caused (including loss arising from damage caused by design defects which are not expressly excluded in the Policy terms and conditions). The criterion for valuation and compensation will be the replacement value as new, fully guaranteeing the Contract Price.

This insurance must guarantee, as a minimum:

-	Damage to civil works, assembly and installations, as well as material damage caused by:

•	Conventional risks: fire, lightning strikes and explosions, theft and robbery, impact, vehicle crash and aircraft crash.

•	Natural hazard risks.

•	Risks inherent to the performance of the work: design flaws, defects in material or workmanship, human error: inexperience, negligence and malicious acts of third parties or of the insured's personnel.

•	Any other accidental and unforeseeable cause.

-	Damage and material losses to:

•	Construction equipment (additional insured sum to that described in the first paragraph of section 21.2.2.)

•	Machinery. Insured sum in addition to that described in the first paragraph of 21.2.2

•	Pre-existing property (if applicable), additional insured to sum that described in the first paragraph of 21.2.2

-	Other:

•	Professional fees

•	Salvage costs

•	Extinguishing costs

•	Debris removal costs

•	Overtime and urgent transport

•	Strike, riot and civil commotion

•	Terrorism

•	Automatic increase of insured sums

•	Design flaws

•	Maintenance: 24 months (comprehensive maintenance for first 12 months).

21.2.3.	Other insurance to be taken out by the CONTRACTOR

The CONTRACTOR will take out the following insurance policies at its own expense with a company of recognised solvency:

-	Occupational Accident Insurance. The CONTRACTOR will take out, at its own expense and for the necessary amount, Occupational Accident Insurance, in accordance with the collective bargaining agreement of the sector during the performance of the Works by the CONTRACTOR and during the repair of defects, repairs or minor finishing touches after Acceptance.

Independently of the above insurance, the CONTRACTOR may take out any supplementary policies it considers necessary for the full coverage of its interests and liabilities as established in the Clauses of this Contract.

21.3.	CONTRACTOR'S GUARANTEES

Likewise, within FIVE (5) DAYS from the signing of this Contract, the CONTRACTOR will deliver to the OWNER a bank guarantee on first demand, in accordance with the template attached as APPENDIX IV.A, provided by a first class bank, guaranteeing the OWNER the completion of the building within the agreed time, as well as compensation for breach of the obligations of this Contract, up to an amount of 5% of the Total Price of the works. The guarantee will be returned upon Acceptance of the building, with or without Reservations, so that if, upon expiry of the guarantee, acceptance of the building has not yet taken place, the CONTRACTOR must renew it for an additional period of time sufficient for the above acceptance to take place. On expiry of the guarantee period without the building having been received, the same procedure will be followed successively.

The guarantee fund referred to in Clause 11.2 of this Contract will also cover the economic consequences of any breach of this Contract for reasons attributable to the CONTRACTOR.

21.4.	OWNER'S GUARANTEE

The GUARANTOR, as the parent company of the OWNER, appears in this contract for the sole purpose of jointly and irrevocably guaranteeing, to the express exclusion of the benefits of order, division and excussion, the timely and complete performance by the OWNER of the payment to the CONTRACTOR of the amounts due under this CONTRACT.

The parent company's guarantee will be automatically cancelled on the first of the following events:

(i)	At the time of payment of the Final Settlement of the Works and of all those amounts to be paid at the time of the Acceptance With or Without Reservations of the Works;

(ii)	In the event of termination of this Contract for reasons not attributable to the CONTRACTOR, at the time when the Final Works Certificate and all the amounts indicated in Clause 19.7 above are paid by the OWNER;

(iii)	In the event of termination of this Contract for causes attributable to the CONTRACTOR, at the time the Final Works Certificate is paid by the OWNER, even if there are reservations in this Certificate, in the terms of Clause 19.4 above, the GUARANTOR's guarantee being maintained, if applicable, until the differences are resolved in accordance with the provisions of Clause 26, and if it is determined that there are amounts in favour of the CONTRACTOR, these will be paid;

(iv)	In the event of withdrawal from the Contract by the OWNER, at the time when the amounts indicated in Clause 18 above are paid by the OWNER in each case.

22.	OVERALL LIMITATION OF LIABILITY

The CONTRACTOR will be liable for any loss caused by the CONTRACTOR to the OWNER and to third parties. With regard to the coverage of third party liability risks, the personnel, property and installations of the OWNER will be considered as third parties with respect to the CONTRACTOR. Without prejudice to this Contract, the CONTRACTOR will be solely responsible for all damage, deterioration, destruction, loss and injury suffered in the installations, works, furniture and real estate and persons, object of this contract or related to it, even in the event of fortuitous circumstances or force majeure, until the time of Acceptance With or Without Reservations of the Works.

The CONTRACTOR will not be liable to the OWNER for any indirect, incidental or consequential damages caused to the OWNER, the Investors or the Undivided Investors, including, without limitation, loss of profits, loss of business, loss of revenue, loss of any contract, loss of any business opportunity, or for any other loss, indirect or consequential damages suffered by it arising out of or in connection with the CONTRACTOR's business or this Contract.

The Parties agree that the maximum aggregate contractual liability of the CONTRACTOR arising out of its activity and this Contract will not exceed 100% of the Contract Price (General Liability Limit).

Any amount relating to any of the following liabilities will not be included in any calculation of the General Liability Limit:

(a) to the extent that:

-	it cannot be legally limited;

-	it arises out of or in connection with a wilful act or omission of the CONTRACTOR or from gross negligence;

and

(b)  to the extent that the CONTRACTOR is entitled to be indemnified for such liability under an insurance Policy.

23.	ASSIGNMENT

The CONTRACTOR expressly agrees that the OWNER may assign to a third party, of sufficient solvency and with a duly substantiated guarantee, part or all of the rights and obligations corresponding to it under this Contract.

Likewise, the OWNER may pledge in favour of the financial institution of the works, any credit rights, compensation or amounts derived from this Contract, which may correspond to it vis-à-vis the CONTRACTOR.

By contrast, the CONTRACTOR may not, under any circumstances, assign all or part of this Contract.

24.	INTELLECTUAL AND INDUSTRIAL PROPERTY

The Parties agree not to breach or infringe any intellectual or industrial property rights, in particular any copyright or patent rights of third parties, in the performance of the Works covered by this contract. In any case, it will be understood that the OWNER is the owner of any intellectual and industrial property rights deriving directly from the Project, in respect of which the CONTRACTOR acknowledges that it does not hold any rights, even in the case of documents or materials created by the CONTRACTOR itself.

25.	PERSONAL DATA PROTECTION

25.1.	Submission of data by the Parties

If, as a result of the legal relationship established between the Parties and in the course of its performance, one of the Parties should communicate to the other Party personal data relating to or generated in the performance and management of this contractual relationship (e.g. contact details of its personnel, data necessary to prove the correct and up-to-date status of a certain regulation, contact details of employees, partners, etc.), the signatories agree to process the personal data in accordance with and in compliance with the provisions of the applicable data protection regulations. In particular, they agree to comply with the obligations of information and protection on a legitimate basis for the disclosure or supply of the data, as well as any other requirements that may be applicable for the correct communication of their personal data to the receiving Party, without the receiving Party having to take any further action vis-à-vis the data subjects for the lawful processing of those personal data.

25.2.	Signatories' data

The data of natural persons who are signatories to this Contract, as well as the data of natural persons who are involved in the management and performance of the Contract in the name, on behalf and/or for the account of one of the signatories, will be processed under the responsibility of the OWNER and the CONTRACTOR, for the management and maintenance of the relationship established, based on the existence of a legitimate business interest consisting in the performance, management and monitoring of this Contract, as well as for the fulfilment of their respective legal obligations, based on the legislation applicable to the Parties.

The OWNER and the CONTRACTOR will mutually inform each other that the data may be transferred to the Tax Agency and other competent public administrations for the purpose of making the relevant tax declarations and/or complying with the regulations in force. The above is based on compliance with a legal obligation applicable to the data controller.

Likewise, the data may be transferred by the OWNER and the CONTRACTOR (i) to the companies of their group; and (ii) to the financial institutions with which they have concluded supplier confirming transactions, so that the financial institution may manage with the suppliers the usual actions for the normal execution of the aforementioned financial instrument. In both cases, on the basis of the controller's legitimate interest in the efficient and integrated management of its resources.

If the recipients are located outside the European Economic Area, the OWNER and the CONTRACTOR agree to implement the necessary safeguards to ensure an adequate level of protection in accordance with the applicable data protection regulations. Further information on the safeguards adopted may be obtained by writing to the addresses indicated in Clause 29.

Personal data will be processed for the duration of the contractual relationship and thereafter for a period of 10 years. After the termination of this Contract, the data will be processed solely to comply with any applicable law, unless, exceptionally, a longer limitation period for any legal or contractual action applies.

To exercise the rights of access, rectification, erasure and objection, limitation of processing, data portability and revocation of consent, data subjects must send a letter identified with the reference 'Data Protection', specifying the corresponding request and proving the identity of the data subject, to the addresses of the Parties set out in Clause 29 of this Contract.

Complaints may also be filed with the Spanish Data Protection Agency (www.aepd.es).

25.3.	Data Processor

The provision of the contracted services does not, in principle, entail the commissioning of the processing. In the event that the relationship between the Parties involves the commissioning of processing under the terms of the Data Protection Regulations, the Parties agree to sign the corresponding commissioning agreement, which will be attached as an Appendix to this Contract.

26.	JURISDICTION

The Parties, expressly waiving any other jurisdiction that may correspond to them, submit to the Courts of the city of Madrid to settle any difference that may arise in the interpretation or performance of this Contract governed by Spanish law.

27.	CODE OF ETHICS, WHISTLE-BLOWING POLICY, ANTI-CORRUPTION AND HUMAN RIGHTS POLICY

In their relations with third parties, HOTEL101 MADRID, S.L.U. and FERROVIAL CONSTRUCCION, S.A. are obliged to comply with the legislation in force, their internal regulations and, in particular, the HOTEL101 MADRID, S.L.U. and FERROVIAL CONSTRUCCION, S.A. Code of Ethics, whose values they will apply in all their business and commercial relations; the Internal System Policy for Information and Defence of the Complainant (Whistle Blowing Policy), the Anti-Corruption Policy and the Human Rights Policy, which are published on their websites or the websites of their groups, which are freely accessible and of which both parties declare that they are aware.

Respect for the ethical principles of the HOTEL101 and FERROVIAL groups, as set out in their Ethical Codes, is extended to their suppliers, who therefore adopt the Ethical Codes of HOTEL101 MADRID, S.L.U. and FERROVIAL CONSTRUCCIÓN, S.A. and/or declare that their internal Ethical Codes respect the general ethical principles of the HOTEL101 and FERROVIAL groups.

In the development of the Whistleblowing Channel Policy, HOTEL 101 also maintains a procedure that allows effective communication to its Control Committee, as System Manager, of, among other things, violations of the law (especially criminal offences), violations of the Code of Ethics, the Anti-Corruption Policy and/or the Human Rights Policy, as well as those Reportable Events pursuant to Spanish Law 2/2023, with mechanisms that ensure the protection of the whistleblower, non-retaliation, anonymity and confidentiality of the identity of the whistleblower, as well as the analysis of the reported facts and, where appropriate, the investigation, resolution and sanctions, through a whistleblowing channel accessible to third parties for this purpose on the corporate website of Hotel101.

Likewise, any natural person may inform the Independent Authority for the Protection of Informers (A.A.I.) or the corresponding regional authorities or bodies of the commission of any act or omission within the scope of application of the aforementioned law, either directly or by prior notification through the internal channel.

The obligation to comply with the Spanish Whistleblower Act [Ley 2/2023, de 20 de febrero, reguladora de la protección de las personas que informen sobre infracciones normativas]

extends to the suppliers and service providers of the PARTIES under the terms of that Act.

28.	ANTI-CORRUPTION

Each of the Parties represents and warrants to the other that:

I.	it understands that it is the policy of the other Party to comply to the fullest extent with any applicable laws, regulations, legislation and administrative requirements relating to the prevention of money laundering, bribery and corruption (collectively, the "Anti-Corruption Regulations");

II.	has implemented (and will maintain) internal policies and procedures designed to ensure compliance with the Anti-Corruption Regulations;

III.	it and its employees, officers, directors, agents and subcontractors, or any other persons or entities involved in the provision of the Services under this Contract are currently in compliance (and will continue to be in compliance) with Anti-Corruption Legislation, and that there are no proceedings or claims or actions (actual or potential) before any courts, entities, authorities or administrations, involving them in relation to Anti-Corruption Legislation;

IV.	neither it nor any of its employees, officers, directors, agents and subcontractors or any other person or entity involved in the provision of the services under this contract are or will be (i) civil servants or employees of any public administration or of any entity or company connected with, owned by or dependent on (directly or indirectly) any state, autonomous or municipal public administration; (ii) employees of any political party or candidates for or holding any position in any national or international public administration (e.g. the World Bank) during the term of this Contract;

V.	neither it nor its employees, officers, directors, agents and subcontractors, or any other persons or entities connected with the provision of the services under this Contract, will take any action that may cause the other Party to breach any laws applicable to it, including Anti-Corruption Legislation;

VI.	neither it nor its employees, officers, directors, agents and subcontractors, or any other persons or entities connected with the provision of the services under this Contract, may, directly or indirectly, pay, offer, promise or give or authorise another to pay, offer, promise or give money or anything of value to (i) civil servants or employees of any public administration or of any entity or company connected with, owned by or dependent on (directly or indirectly) any state, autonomous or municipal public administration; (ii) employees of any political party or candidates for or holding any position in any national or international public administration (e.g. the World Bank) during the term of this Contract; or (iv) [sic] any other person; in order to obtain, retain or procure business for the other Party, to obtain an advantage for it, or to secure the performance of the functions of those parties for the provision of the Services;

VII.	Any commissions or fees paid by the OWNER to the CONTRACTOR under this Contract will be for the services actually rendered to the OWNER and no part of such amounts may be paid, directly or indirectly, to or for the direct or indirect benefit of civil servants or employees of administrations or bodies or companies linked to, owned by or dependent (directly or indirectly) on State, autonomous or local public administrations; employees of political parties; or candidates for or holders of positions in the administration, whether national or international.

The OWNER will make all payments to an account held by the CONTRACTOR, opened in a financial institution of recognised prestige located in Spain. Payments must not be made in cash, to third parties, or in a jurisdiction other than Spain.

VIII.	The CONTRACTOR will keep books and records with respect to the services performed under this Contract and make such books and records available to the OWNER for examination as and when requested.

The Parties agree to promptly notify the other Party in writing if, at any time during the term of this Contract, it or its employees, officers, directors, managers, agents and subcontractors, or any other persons or entities connected with the provision of the services under this Contract, breaches or becomes aware of any fact or circumstance that may give rise to a breach of any of the representations, warranties and obligations assumed in paragraphs

(i) to (viii) above (collectively, the "Anti-Corruption Policy Provisions") or if any of them becomes the subject of any administrative investigation relating to breach or potential breach of Anti-Corruption Legislation. Upon receipt of such notice or if a Party becomes aware that the other Party (or any of the persons referred to at the beginning of this paragraph) has breached or is reasonably likely to breach any of the Anti-Corruption Policy Provisions, the affected Party will be entitled, at its sole discretion, to terminate this Contract immediately.

29.	COMMUNICATIONS AND NOTICES

Unless expressly provided otherwise, any communication or notice between the Parties relating to this Contract may be made by any reliable means that proves its content and receipt (in the case of communication or notice by email, it will be considered to have been received when the addressee acknowledges receipt). For the purposes of communications and notices, the parties designate the following addresses:

-	OWNER

Attn. Mr Antonio José Oreja Vega

Address: C/ Serrano 41-4º, 28001-Madrid

Email: notices@Hotel101global.com

-	CONTRACTOR

Attn. Mr Manuel Angel Sanz Pecharromán

Address: C/ Ribera del Loira, 42

Email: masanz@ferrovial.com

-	GUARANTOR

Attn. Mr Joselito Jr. Leocario Barrera

Address: C/ Serrano 41-4º, 28001-Madrid

Email: joselito.barrera@doubledragon.com.ph

Any communication or notice sent to the addresses and emails listed in the preceding paragraph will be considered to have been properly effected, unless the addressee has previously notified the other party by registered mail of a change of address and/or email address or contact person for notification purposes.

30.	CONTRACT DOCUMENTS

The following documents are attached to this Contract and will be signed by the Parties, as specified below, and form part of this Contract:

APPENDIX I	Execution Project, which includes Memorandum, Specifications and Plans

APPENDIX II.A	Basic Works Licence

APPENDIX II.B	Urban Planning Licence

APPENDIX III	Works Planning Schedule and Valued Planning Schedule (to be enclosed by the Contractor)

APPENDIX IV	Guarantee Template (to be enclosed by the Contractor)

APPENDIX V	Health and Safety Study

APPENDIX VI	Health and Safety Plan (to be enclosed by the Contractor)

APPENDIX VII	Public Liability and All Risks Construction Insurance Policies or Certificates (to be enclosed by the Contractor)

APPENDIX VIII	Budget

APPENDIX IX	Geotechnical study

APPENDIX X	LEED specification

The Civil Liability and All Risks Construction Insurance Policy and the Health and Safety Plan referred to in APPENDICES VI and VII as well as the Valued Works Planning Schedule referred to in APPENDIX III will be provided by the CONTRACTOR to the OWNER within five days following the signing of this contract. The urban planning licence will be provided to the CONTRACTOR when it is granted by the Madrid City Council.

Verification

[Electronic signature]

Mr J. Fernando Sánchez Esteva

As evidence of their assent to the above, the Parties have signed two original copies of this document in the place and on the date stated above.

CONTRACTOR	OWNER

[Electronic signature]	[Electronic signature]

Mr Joaquín Torres Feced	Mr Antonio José Oreja Vega

GUARANTOR
[Electronic signature]
Mr Joselito Jr. Leocario Barrera